EXHIBIT 99.2

HMN FINANCIAL, INC.

CERTIFICATIONS PURSUANT TO SECTION 111(b)(4) OF

THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

I, Jon Eberle, certify, based on my knowledge, that on February 8, 2013, the United States Department of the Treasury (“Treasury”) completed its sale of all of the Series A Preferred Stock of HMN Financial, Inc. (the “Company”) that the Treasury held as a result of the Company’s participation in the TARP Capital Purchase Program, that the TARP Period for the Company ended on February 8, 2013 and as a result the period beginning on January 1, 2013 and ending on February 8, 2013 is referred to as the “2013 TARP Period,” and that:

(i)       During the 2013 TARP Period, the compensation committee of the Company was not required to discuss, review, and evaluate with senior risk officers the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company;

(ii)      During the 2013 TARP Period, the compensation committee of the Company was not required to identify and limit features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company, or to identify and limit features of the employee compensation plans that pose risks to the Company;

(iii)     During the 2013 TARP Period, the compensation committee of the Company was not required to review the terms of each employee compensation plan to identify and limit any features of the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

(iv)     The compensation committee of the Company will certify that, during the 2013 TARP Period, it was not required to comply with the standards regarding the review of the SEO compensation plans and employee compensation plans referenced in paragraphs (i) and (iii) above;

(v)      The compensation committee of the Company will certify that, with respect to the 2013 TARP Period, it is not required to comply with the standard regarding a narrative description of the review of the SEO compensation plans and employee compensation plans referenced in paragraphs (i), (ii) and (iii) above, and that the compensation committee report included in the proxy statement for the Company’s 2013 annual meeting of shareholders and filed with the Securities and Exchange Commission on March 22, 2013 did include such a narrative description;

(vi)     The Company has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the 2013 TARP Period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)    The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the 2013 TARP Period;

(viii)   The Company has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the 2013 TARP Period;

(ix)      The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the 2013 TARP Period, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)       In its proxy statement for its 2013 annual meeting of shareholders, the Company included a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the fiscal year ended December 31, 2012, and the Company will include in its proxy statement for its 2014 annual meeting of shareholders a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to compensation of the Company’s named executive officers paid or accrued during the fiscal year ended December 31, 2013, including the 2013 TARP Period;

(xi)      The Company will disclose the amount, nature, and justification for the offering, during the 2013 TARP Period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)     The Company will disclose whether the Company, the board of directors of the Company, or the compensation committee of the Company engaged during the 2013 TARP Period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)    The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the 2013 TARP Period;

(xiv)    The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

(xv)     The Company is not required to submit to Treasury a list of the SEOs and the twenty next most highly compensated employees for the fiscal year ended December 31, 2013; and

(xvi)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 USC 1001).

Date: March 11, 2014	By:	/s/ Jon Eberle
Jon Eberle
Senior President, Chief Financial Officer and Treasurer
(Principal Financial Officer)